Exhibit 21

NATIONAL RETAIL PROPERTIES INC.

SUBSIDIARIES OF THE REGISTRANT

December 31, 2010

Subsidiary	Jurisdiction of Formation

CCMH I, LLC	Delaware

CCMH II, LLC	Delaware

CCMH III, LLC	Delaware

CCMH IV, LLC	Delaware

CCMH V, LLC	Delaware

CCMH VI, LLC	Delaware

CNL Commercial Mortgage Funding, Inc.	Delaware

CNLRS Acquisitions, Inc.	Maryland

CNLRS BEP, L.P.	Texas

CNLRS Equity Ventures BEP, Inc.	Maryland

CNLRS Equity Ventures, Inc.	Maryland

CNLRS Equity Ventures Rockwall, Inc.	Maryland

CNLRS RGI Bonita Springs LLC	Delaware

CNLRS Rockwall, L.P.	Texas

Gator Pearson, LLC	Delaware

National Retail Properties Trust	Maryland

National Retail Properties, LP	Delaware

Net Lease Funding, Inc.	Maryland

Net Lease Realty I, Inc.	Maryland

Net Lease Realty VI, LLC	Delaware

NNN Acquisitions, Inc.	Maryland

NNN BJ’s Orlando FL, LLC	Florida

NNN Boise LLC	Delaware

NNN Brokerage Services, Inc.	Maryland

NNN CA Auto Svc LLC	Delaware

NNN Development, Inc.	Maryland

NNN Equity Ventures Harrison Crossing, Inc.	Maryland

NNN Equity Ventures, Inc.	Maryland

NNN GP Corp.	Delaware

NNN Harrison Crossing, L.P.	Texas

NNN LP Corp.	Delaware

NNN Nampa LLC	Delaware

NNN PBY LLC	Delaware

NNN RAD Monticello NY, LLC	Delaware

NNN Retail FF Mabank LLC	Delaware

NNN Retail Properties Fund I LLC	Delaware

NNN Retail Properties Fund Sub I LLC	Delaware

NNN Retail Properties Fund Sub II LLC	Delaware

NNN Retail Properties Fund Sub III LLC	Delaware

NNN Ster Florida LLC	Florida

NNN Ster Paradise Valley Arizona LLC	Arizona

NNN Ster Texas LP	Texas

NNN Texas GP Corp.	Delaware

NNN TRS, Inc.	Maryland

Orange Avenue Mortgage Investments, Inc.	Delaware

WG Grand Prairie TX, LLC	Delaware